Filed Pursuant to Rule 424(B)(2)
Registration No. 333-166240
No. 333-166240-01

The information in the preliminary prospectus supplement (as supplemented by this supplement) and the accompanying prospectus is not complete and may be amended. The preliminary prospectus supplement (as supplemented by this supplement) and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Supplement dated July 1, 2010 (subject to completion)

to

Prospectus Supplement dated June 28, 2010 (subject to completion) to Prospectus dated June 28, 2010

World Financial Network Credit Card Master Note Trust

Issuing Entity

WFN Credit Company, LLC Depositor	World Financial Network National Bank Sponsor and Servicer

$450,000,000 Series 2010-A Asset Backed Notes

	Class A Notes	Class M Notes(1)	Class B Notes(1)	Class C Notes(1)
Principal amount	$355,500,000	$16,875,000	$21,375,000	$56,250,000
Interest rate	3.96% per year	[•]% per year	[•]% per year	[•]% per year
Interest distribution dates	monthly on the 15th, beginning August 16, 2010	monthly on the 15th, beginning August 16, 2010	monthly on the 15th, beginning August 16, 2010	monthly on the 15th, beginning August 16, 2010
Expected principal payment date	June 2015 distribution date	June 2015 distribution date	June 2015 distribution date	June 2015 distribution date
Price to public	$355,386,951 (or 99.96820%)	$[•] (or [•]%)	$[•] (or [•]%)	$[•] (or [•]%)
Underwriting discount	$1,333,125 (or 0.375%)	$[•] (or [•]%)	$[•] (or [•]%)	$[•] (or [•]%)
Proceeds to issuing entity	$354,053,826 (or 99.59320%)	$[•] (or [•]%)	$[•] (or [•]%)	$[•] (or [•]%)

(1)	Affiliates of the depositor have expressed an interest in purchasing all or a portion of the Class M notes, the Class B notes or the Class C notes. No underwriting discount will be paid to the underwriters in respect of the Class M notes, the Class B notes and the Class C notes purchased by such affiliates.

We expect to issue your series of notes in book-entry form on or about July 8, 2010.

This Supplement should be read in conjunction with the preliminary prospectus supplement, dated June 28, 2010 (the “Preliminary Prospectus Supplement”) and the Prospectus, dated June 28, 1010.

Neither the Securities and Exchange Commission nor any state securities commission has approved these notes or determined that the prospectus supplement (as supplemented by this supplement) or the prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Underwriters of the Series 2010-A Class A notes

Barclays Capital Sole Bookrunner	BofA Merrill Lynch

J.P. Morgan

RBC Capital Markets

RBS
Wells Fargo Securities

Underwriters of the Series 2010-A Class M notes, Class B notes and Class C notes

Barclays Capital Sole Bookrunner	BofA Merrill Lynch

The information in this Supplement supplements the Preliminary Prospectus Supplement.

Interest Rate

The interest rate for the Class A notes is 3.96%.

Underwriting

Subject to the terms and conditions set forth in an underwriting agreement between us and the underwriters named below, we have agreed to sell to the underwriters, and each of the underwriters has agreed to purchase, the principal amount of the Class A notes set forth opposite its name:

Class A Underwriters	Principal Amount of Class A Notes
Barclays Capital Inc.	$59,250,000
Banc of America Securities LLC	59,250,000
J.P. Morgan Securities Inc.	59,250,000
RBC Capital Markets Corporation	59,250,000
RBS Securities Inc.	59,250,000
Wells Fargo Securities, LLC	59,250,000

Total.	$355,500,000

The underwriters for the Class A notes have advised us that they propose initially to offer the Class A notes to the public at the price set forth in the prospectus supplement (as supplemented by this supplement), and to dealers chosen by the underwriters at the price set forth in the prospectus supplement (as supplemented by this supplement) less a concession not in excess of the percentages set forth in the following table. The underwriters of the Class A notes and those dealers may reallow a concession not in excess of the percentages set forth in the following table.

Class A Notes
Concessions	0.2250%
Reallowances	0.1125%

The underwriters for the Class A Notes will be compensated as set forth in the following table:

	Underwriter’s Discounts and Commissions	Amount per $1,000 of Principal	Total Amount
Class A Notes	0.375%	$3.75	$1,333,125